Exhibit 5.1

September 25, 2008

deltathree, Inc.
419 Lafayette Street – Second Floor
New York, NY 10003

Ladies and Gentlemen:

I am the General Counsel and Secretary of deltathree, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the preparation of the registration statement on Form S-8 that the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering 1,000,000 shares of Class A common stock, par value $0.001 per share, of the Company (the “Shares”) that may be issued and sold by the Company under the deltathree, Inc. 2004 Stock Incentive Plan, as amended and restated (the “Plan”).

In connection with the foregoing, I have examined originals or copies, identified to my satisfaction, of such documents, corporate records, instruments and other relevant materials as I have deemed necessary. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as copies, and the authenticity of the originals of such copies. In addition, I have relied upon statements and certificates of public officials and of officers and representatives of the Company.

Based on the foregoing, I am of the opinion that, when the Registration Statement has become effective under the Act, with respect to any Shares to be originally issued, when duly issued, sold and paid for in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

I am admitted to practice in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Peter Friedman
Peter Friedman, General Counsel and Secretary